Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

Media Relations	Tyco International Investor Relations	Tyco Electronics Investor Relations
Sheri Woodruff	Ed Arditte	John Roselli
610-893-9555	609-720-4621	610-893-9559
609-933-9243 (mobile)	Karen Chin	Keith Kolstrom
swoodruff@tyco.com	609-720-4398	717-986-7689

TYCO ELECTRONICS’ PRESIDENT JUERGEN GROMER TO RETIRE AT END OF 2007

PEMBROKE, Bermuda — April 11, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that Dr. Juergen W. Gromer, 62, president of Tyco Electronics, will retire on December 31, 2007.  Until his retirement, Gromer will remain as president and will serve as an advisor to Tyco Electronics’ Chief Executive Officer Tom Lynch.  As previously announced, Gromer will join the Tyco Electronics board of directors when it becomes effective upon the completion of Tyco’s proposed separation transaction and plans to serve on the board beyond his retirement from the company.

“Juergen has been a major force in building Tyco Electronics into the business it is today,” said Lynch.  “He is a leader in the industry who is widely known for his commitment to customers and his passion for and dedication to our business.  All of us at Tyco Electronics thank him for his many years of leadership and service and are excited that he will continue to advise the company as a member of our board of directors.”

In his 24 years at AMP/Tyco Electronics, Gromer has held a wide variety of regional and global assignments including senior vice president of worldwide sales and services, president of the global automotive division, vice president of central and Eastern Europe, and general manager of AMP Germany.

The Tyco Electronics’ executives leading the electronic components segment, who previously reported to Gromer, will now report to Lynch.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

ABOUT TYCO ELECTRONICS

Tyco Electronics, currently a business segment of Tyco International Ltd., is a leading global provider of engineered electronic components, network solutions and wireless systems, with 2006 sales of nearly $13 billion to customers in 150 countries. Tyco Electronics designs, manufactures and markets products for customers in industries from automotive, appliances and aerospace and defense to telecommunications, computers and consumer electronics. With over 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is its customers’ advantage. More information on Tyco Electronics can be found at www.tycoelectronics.com.

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